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                                                                    EXHIBIT 99.1

SUNRISE
TECHNOLOGIES

                                                           FOR IMMEDIATE RELEASE

CONTACT: Investor Relations
Susan Lorigan  (510) 623-9001
Ed Coghlan     (510) 771-2399

               SUNRISE TECHNOLOGIES INTERNATIONAL INC. RESPONDS TO
                           FREQUENTLY ASKED QUESTIONS

Fremont, California, July 26, 1999 -- Sunrise Technologies International, Inc. (NASDAQ/NMS: SNRS)- today responded to frequently asked questions from investors regarding its regulatory and business-development strategies. Those responses can be found on the Company's website at www.sunrise-tech.com.

"The questions and answers posted on our website are part of our stated desire to continue to be accessible to those who want to know about and understand our Company," said C. Russell Trenary III, President and CEO of Sunrise Technologies. The Company indicated that it will update this document periodically as additional information is available.

Founded in 1987, the Company produces and markets high technology products revolutionizing treatment methods in eye care. The Company develops Holmium laser-based systems, which utilize a patented process for shrinking collagen developed by Dr. Bruce Sand (the "Sand Process") in correcting ophthalmic conditions. These Systems* incorporate a non-contact simultaneous application for correction of hyperopia (farsightedness), presbyopia (loss of focus due to natural aging), and overcorrection resulting from PRK and LASIK treatments for myopia. The system is currently in use in Europe and the Americas, and is in clinical trials in the United States.

Except for historical information, this news release contains certain forward-looking statements that involve risk and uncertainties which may cause actual results to differ materially from the statements made, including market potential, regulatory clearances, business growth and other risks listed from time to time in the Company's Securities and Exchange Commission (SEC) filings. These forward-looking statements represent the Company's judgment, as of the date of this release, and the Company disclaims any intent or obligation to update these forward-looking statements.

*Caution-Investigational Device: Federal law restricts this device to investigational use in the U.S. Internet users can access Sunrise's World Wide Web site at http://www.sunrise-tech.com.